Nash Finch Company	NEWS RELEASE
NASH FINCH REPORTS THIRD QUARTER 2005 RESULTS
     MINNEAPOLIS (November 10, 2005) — Nash Finch Company (Nasdaq: NAFC), a leading national food distributor, today announced that net earnings for the sixteen week third quarter ended October 8, 2005 were $11.0 million, or $0.83 per diluted share, as compared to net earnings of $14.6 million, or $1.15 per diluted share, for the third quarter of 2004. Third quarter results for 2004 were favorably affected by a reduction in income tax expense of $0.8 million, or $0.06 per diluted share, as a result of the resolution of various outstanding federal and state tax issues. Total sales for the third quarter of 2005 were $1.465 billion as compared to $1.191 billion in the prior-year quarter, primarily reflecting the Company’s acquisition from Roundy’s Supermarkets, Inc. of wholesale food distribution centers located in Lima, Ohio and Westville, Indiana effective March 31, 2005.
     For the first 40 weeks of 2005, the Company’s net earnings were $27.8 million, or $2.12 per diluted share, as compared to net earnings of $3.7 million, or $0.29 per diluted share, for the same period last year. Year-to-date 2004 results were adversely affected by an after-tax special charge of $22.3 million, or $1.77 per diluted share, associated primarily with the closure of 18 retail stores at the end of the second quarter, and by $2.0 million, or $0.16 per diluted share, in after-tax costs (primarily inventory markdowns) related to those closures that were recorded in operating income. Year-to-date 2004 results were favorably affected by the reduction in income tax expense discussed above. Year-to-date 2005 results included the reversal of $0.8 million of the special charge, or $0.06 per diluted share, reflecting the Company’s decision to continue operating its three Denver-area AVANZA(R) stores and an after-tax charge for a bridge loan commitment of $0.5 million, or $0.03 per diluted share, related to potential financing for the acquisition of the Lima and Westville distribution centers.
     Total sales for the first 40 weeks of 2005 were $3.432 billion compared to $2.977 billion in the prior-year period.
     “We are disappointed with our results for the third quarter. Profit margins suffered as a result of inadequate execution in the management of manufacturer promotional spending in the food distribution segment and in pricing in the Company’s retail operations, and higher than expected acquisition integration costs,” said Ron Marshall, Chief Executive Officer. “We did not fully appreciate the degree to which the demands of integrating the Lima and Westville divisions would divert attention from our day to day operational execution. We had expected to be able to manage the issues that led to the decrease in gross profit margins in a manner and a timeframe that would minimize their financial impact and to begin realizing the financial benefit of synergies inherent in this acquisition sooner. We lowered our earnings forecast for the year as a result of these issues and are executing plans to address them. We believe an overall improvement in margins will occur in 2006.”
Food Distribution Results
     Food distribution segment sales for the third quarter of 2005 increased 45.1% to $886.3 million compared to $610.9 million in the third quarter 2004, and for the first 40 weeks of 2005 increased 33.1% to $1.984 billion from $1.491 billion in the comparable 2004 period. The acquisition of the distribution centers represented approximately 89% and 87% of the increase in food distribution sales during the third quarter and year-to-date periods, respectively. Excluding the impact of the acquisition, food distribution sales increased 5.1% in the third quarter and 4.3% year-to-date over the prior year.
     Food distribution segment profits increased to $29.3 million in the third quarter 2005 from $22.7 million in the year earlier quarter, and increased to $66.2 million from $54.9 million in the 40 week comparison. In both the quarterly and year-to-date comparisons, however, segment profits decreased as a percentage of sales from 3.7% in the 2004 periods to 3.3% in the 2005 periods, for the reasons discussed above.
Military Distribution Results
     Military segment sales for the third quarter of 2005 were $353.5 million compared to $338.5 million in the third quarter 2004, an increase of 4.4%. Year-to-date, military segment sales also increased 4.4%, from $847.4 million to $884.8 million. The sales growth in the quarterly and year-to-date periods was due to increases in domestic commissary customer traffic. Segment profits increased 7.4% in the quarterly comparison, from $10.8 million to $11.6 million, and 8.7% in the year-to-date comparison, from $27.6 million to $30.0 million, reflecting increased sales as well as productivity improvements.
Retail Results
     Corporate retail sales were $225.0 million in the third quarter of 2005 versus $241.8 million in the 2004 quarter, and $563.1 million in the first 40 weeks of 2005 versus $638.5 million in the comparable 2004 period. The decrease in retail sales is due to store closures that occurred during 2004 and 2005 and to same store sales decreases of 4.9% in the quarterly comparison and 4.5% in the year-to-date comparison.
     Retail segment 2005 third quarter profits were $7.0 million, or 3.1% of sales, compared to $10.8 million, or 4.5% of sales, in the third quarter of 2004. Retail segment 2005 year-to-date profits were $18.7 million, or 3.3% of sales, compared to $17.2 million, or 2.7% of sales, in the year earlier period. The decrease in retail profitability was primarily the result of the decrease in same store sales as well as the pricing issues described above.
     The Company’s store count at the end of the third quarter of 2005 was 80 compared to 87 at the end of the third quarter of 2004.
Outlook
     As previously announced, the Company now estimates that its diluted earnings per share for fiscal 2005 will range between $3.00 and $3.25.
     A conference call to review second quarter results is scheduled for 10 a.m. (CT) on November 10, 2005. Interested participants can listen to the conference call over the Internet by logging onto the “Investor Relations” portion of Nash Finch’s website at http://www.nashfinch.com. A replay of the webcast will be available and the transcript of the call will be archived on the “Investor Relations” portion of Nash Finch’s website under the heading “Audio Archives.” A copy of this press release and the other financial and statistical information about the periods to be discussed in the conference call will be available at the time of the call on the “Investor Relations” portion of the Nash Finch website under the caption “Press Releases.”

     Nash Finch Company is a Fortune 500 company and one of the leading food distribution companies in the United States. Nash Finch’s core business, food distribution, serves independent retailers and military commissaries in 28 states, the District of Columbia, Europe, Cuba, Puerto Rico, Iceland, the Azores and Honduras. The Company also owns and operates a base of 80 retail stores, primarily supermarkets under the Econofoods®, Family Thrift Center® and Sun Mart® trade names. Further information is available on the Company’s website at www.nashfinch.com.
     The statements in this release that refer to plans and expectations for the rest of fiscal 2005 and other future periods are forward-looking statements based on current expectations and assumptions, and entail risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors that could cause actual results to differ materially from published plans and expectations include the following:
•	the effect of competition on the Company’s distribution, military and retail businesses;

•	the Company’s ability to identify and execute plans to increase or preserve the value of its remaining retail operations;

•	the Company’s ability to identify and execute plans to expand its wholesale operations;

•	general sensitivity to economic conditions;

•	risks entailed by acquisitions, including the ability to successfully integrate acquired operations and retain the customers of those operations;

•	changes in the nature of vendor promotional programs and the allocation of funds among the programs;

•	credit risk from financial accommodations extended to customers;

•	limitations on financial and operating flexibility due to debt levels and debt instrument covenants;

•	future changes in market interest rates;

•	changes in consumer spending, buying patterns or food safety concerns;

•	unanticipated problems with product procurement;

•	the success or failure of new business ventures and initiatives; and

•	possible changes in the military commissary system.
     A more detailed discussion of these factors, as well as other factors that could affect the Company’s results, is contained in the Company’s periodic reports filed with the SEC. The Company does not undertake to update forward-looking statements to reflect future events or circumstances, but investors are advised to consult future disclosures involving these topics in its periodic reports filed with the SEC.
# # #
Contact: LeAnne Stewart, 952-844-1060

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except per share amounts)

	Sixteen		Forty
	Weeks Ended		Weeks Ended
	October 8,	October 9,	October 8,	October 9,
	2005	2004	2005	2004
Sales	$1,464,781	1,191,187	3,432,271	2,977,034

Cost and expenses:
Cost of sales	1,332,836	1,063,911	3,105,580	2,652,446
Selling, general and administrative	91,569	84,612	230,456	229,973
Special charge	—	—	(1,296)	36,494
Depreciation and amortization	14,357	11,615	33,345	31,571
Interest expense	7,919	8,429	18,684	21,812

Total cost and expenses	1,446,681	1,168,567	3,386,769	2,972,296

Earnings before income taxes	18,100	22,620	45,502	4,738

Income tax expense	7,059	8,022	17,746	1,048

Net earnings	$11,041	14,598	27,756	3,690

Net earnings per share:
Basic earnings per share:	$0.85	1.17	2.16	0.30

Diluted earnings per share:	$0.83	1.15	2.12	0.29

Cash dividends per common share	$0.180	0.135	0.495	0.405

Weighted average number of common shares outstanding and common equivalent shares outstanding:
Basic	13,004	12,486	12,836	12,398
Diluted	13,233	12,681	13,117	12,581

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except per share amounts)

	October 8,	January 1,	October 9,
	2005	2005	2004
	(unaudited)		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,064	5,029	1,142
Accounts and notes receivable, net	200,134	157,397	159,709
Inventories	297,664	213,343	223,144
Prepaid expenses	16,110	15,524	13,858
Deferred tax assets	16,171	9,294	8,547

Total current assets	531,143	400,587	406,400

Investments in marketable securities	751	1,661	1,545
Notes receivable, net	22,353	26,554	28,953

Property, plant and equipment:
Land	19,423	21,289	22,146
Buildings and improvements	192,545	155,906	156,675
Furniture, fixtures and equipment	313,828	300,432	312,848
Leasehold improvements	69,698	71,907	71,499
Construction in progress	2,008	1,784	2,269
Assets under capitalized leases	40,171	40,171	41,060

	637,673	591,489	606,497
Less accumulated depreciation and amortization	(391,708)	(377,820)	(386,440)

Net property, plant and equipment	245,965	213,669	220,057

Goodwill	244,582	147,435	147,575
Customer contracts	36,705	4,059	4,379
Investment in direct financing leases	10,173	10,876	11,093
Deferred tax asset, net	—	2,560	—
Other assets	13,532	8,227	7,403

Total assets	$1,105,204	815,628	827,405

Liabilities and Stockholders’ Equity
Current liabilities:
Outstanding checks	$12,390	11,344	9,062
Current maturities of long-term debt and capitalized lease obligations	4,337	5,440	5,208
Accounts payable	246,673	180,359	196,804
Accrued expenses	79,602	72,200	87,883
Income taxes payable	7,601	10,819	8,591

Total current liabilities	350,603	280,162	307,548

Long-term debt	381,617	199,243	198,719
Capitalized lease obligations	38,170	40,360	41,062
Deferred tax liability, net	3,436	—	879
Other liabilities	21,067	21,935	17,527
Commitments and contingencies	—	—	—
Stockholders’ equity:
Preferred stock — no par value Authorized 500 shares; none issued	—	—	—
Common stock of $1.66 2/3 par value. Authorized 50,000 shares, issued 13,208, 12,657 and 12,419 shares, respectively	22,014	21,096	20,699
Additional paid-in capital	46,891	34,848	32,067
Restricted stock	(109)	(224)	(277)
Common stock held in trust	(1,838)	(1,652)	—
Deferred compensation obligations	1,838	1,652	—
Accumulated other comprehensive income	(3,325)	(5,262)	(4,745)
Retained earnings	245,046	223,676	214,123

	310,517	274,134	261,867
Less cost of 11, 11 and 10 shares of common stock in treasury, respectively	(206)	(206)	(197)

Total stockholders’ equity	310,311	273,928	261,670

Total liabilities and stockholders’ equity	$1,105,204	815,628	827,405

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Forty
	Weeks Ended
	October 8,	October 9,
	2005	2004
Operating activities:
Net earnings	$27,756	3,690
Adjustments to reconcile net income to net cash provided by operating activities:
Special charge	(1,296)	36,494
Depreciation and amortization	33,345	31,571
Amortization of deferred financing costs	865	886
Amortization of rebatable loans	2,257	2,275
Provision for bad debts	1,149	2,645
Deferred income tax expense	(881)	(8,300)
Gain on sale of property, plant and equipment	(1,865)	(3,960)
LIFO charge	1,176	2,218
Asset impairments	4,319	—
Other	2,980	1,773
Changes in operating assets and liabilities, net of effects of acquisitions
Accounts and notes receivable	(10,035)	(15,273)
Inventories	(40,288)	10,927
Prepaid expenses	(328)	1,278
Accounts payable	28,525	30,062
Accrued expenses	3,963	(4,241)
Income taxes payable	(3,218)	(2,023)
Other assets and liabilities	(1,629)	5,293

Net cash provided by operating activities	46,795	95,315

Investing activities:
Disposal of property, plant and equipment	11,033	10,940
Additions to property, plant and equipment	(15,930)	(14,748)
Business acquired, net of cash	(226,351)	—
Loans to customers	(1,570)	(3,113)
Payments from customers on loans	3,760	2,504
Purchase of marketable securities	(2,064)	(2,583)
Sale of marketable securities	2,827	1,113
Corporate owned life insurance, net	(1,498)	—
Other	148	(55)

Net cash used in investing activities	(229,645)	(5,942)

Financing activities:
Proceeds (payments) of revolving debt	38,200	(81,100)
Dividends paid	(6,387)	(4,985)
Proceeds from exercise of stock options	9,521	2,888
Proceeds from employee stock purchase plan	567	654
Proceeds from long-term debt	150,087	—
Payments of long-term debt	(7,176)	(2,220)
Payments of capitalized lease obligations	(2,031)	(1,937)
Decrease in outstanding checks	1,046	(14,288)
Payments of deferred financing costs	(4,942)	—

Net cash provided (used) by financing activities	178,885	(100,988)

Net decrease in cash	(3,965)	(11,615)
Cash at beginning of period	5,029	12,757

Cash at end of period	$1,064	1,142

NASH FINCH COMPANY AND SUBSIDIARIES
Supplemental Data (Unaudited)
Impact on Actual Results due to Items Discussed in Press Release (In thousands, except per share amounts)

	Sixteen Weeks Ended		Sixteen Weeks Ended
	October 8, 2005		October 9, 2004
	$	EPS	$	EPS
Net earnings from continuing operations as reported	11,041	0.83	14,598	1.15

Costs and expenses discussed in the press release
Reduction in income tax expense	—	—	(800)	(0.06)

	Forty Weeks Ended		Forty Weeks Ended
	October 8, 2005		October 9, 2004
	$	EPS	$	EPS
Net earnings from continuing operations as reported	27,756	2.12	3,690	0.29

Costs and expenses discussed in the press release
Special charge	(791)	(0.06)	22,262	1.77
Store closure costs reflected in operations	—	—	2,009	0.16
Bridge loan fee	457	0.03	—	—
Reduction in income tax expense	—	—	(800)	(0.06)
Other Data (In thousands)

	Sixteen	Sixteen	Forty	Forty
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	October 8,	October 9,	October 8,	October 9,
	2005	2004	2005	2004
Cash from operations	$(17,010)	37,217	46,795	95,315
Debt to total capitalization	58%	48%	58%	48%
Total debt	$424,124	244,989	424,124	244,989
Capital spending	$8,159	7,974	15,930	14,748
Capitalization	$734,435	506,659	734,435	506,659
Stockholders’ equity	$310,311	261,670	310,311	261,670
Working capital ratio (a)	2.25	10.91	2.25	10.91

Non-GAAP Data
Consolidated EBITDA (b)	$40,827	39,400	98,248	92,257
Interest coverage ratio — trailing 4 qtrs. (consolidated EBITDA to interest expense) (c)	5.74	4.40	5.74	4.40
Leverage ratio — trailing 4 qtrs. (debt to consolidated EBITDA) (d)	2.81	2.00	2.81	2.00
Senior secured leverage ratio (senior secured debt to consolidated EBITDA) (e)	1.48	—	1.48	—

Comparable GAAP Data
Earnings before income taxes to interest expense (c)	2.54	0.87	2.54	0.87
Debt to earnings before income taxes (d)	6.51	15.88	6.51	15.88
Senior secured debt to earnings before income taxes (e)	3.43	—	3.43	—

Debt Covenants	Required Ratio	Actual Ratio
Interest coverage ratio	3.50 (minimum)	5.74
Senior secured leverage ratio	2.75 (maximum)	1.48
Working capital ratio	1.50 (minimum)	2.25

(a)	Working capital ratio is defined as net trade accounts receivable plus inventory divided by the sum of loans and letters of credit outstanding under our senior secured credit agreement plus certain additional secured debt.

(b)	Consolidated EBITDA, as defined in our credit agreement, is earnings before interest, income tax, depreciation and amortization, adjusted to exclude extraordinary gains or losses, gains or losses from sales of assets other than inventory in the ordinary course of business, and non-cash charges (such as LIFO, asset impairments and closed store lease costs), less cash payments made during the current period on non-cash charges recorded in prior periods. Consolidated EBITDA should not be considered an alternative measure of our net income, operating performance, cash flows or liquidity. The amount of Consolidated EBITDA is provided as additional information relevant to compliance with our debt covenants.

(c)	Interest coverage ratio is defined as the Company’s Consolidated EBITDA divided by interest expense for the four trailing quarters ending October 8, 2005 and October 9, 2004, respectively. The most comparable GAAP ratio is earnings from continuing operations before income taxes divided by interest expense for the same periods.

(d)	Leverage ratio is defined as the Company’s total debt at October 8, 2005 and October 9, 2004, divided by Consolidated EBITDA for the respective four trailing quarters. The October 8, 2005 ratio included Consolidated EBITDA calculated on a pro-forma basis giving effect to the acquisition from Roundy’s as if it had occurred at the beginning of the trailing four quarter period. The cumulative effect of these pro-forma adjustments for the four quarters ended October 8, 2005 was $16.1 million, resulting in pro-forma Consolidated EBITDA for purposes of the leverage ratios of $150.8 million. The most comparable GAAP ratio is debt at the same date divided by earnings from continuing operations before income taxes for the respective four trailing quarters, also calculated on a pro-forma basis, of $65.1 million.

(e)	Senior secured leverage ratio is defined as total senior secured debt at October 8, 2005 divided by Consolidated EBITDA for the respective four trailing quarters. The October 8, 2005 ratio included Consolidated EBITDA calculated on a pro-forma basis giving effect to the acquisition from Roundy’s as if it had occurred at the beginning of the trailing four quarter period. The cumulative effect of these pro-forma adjustments for the four quarters ending October 8, 2005 was $16.1 million, resulting in pro-forma Consolidated EBITDA for purposes of the leverage ratios of $150.8 million. The most comparable GAAP ratio is total senior secured debt at the same date divided by earnings from continuing operations before income taxes for the respective four trailing quarters, also calculated on a pro-forma basis, of $65.1 million. The senior secured leverage ratio is not presented in the 2004 periods because it was not a covenant under the credit facility at that time.

Reconciliation of Consolidated EBITDA (in thousands)
      Consolidated EBITDA is derived from the Company’s earnings before income taxes as follows:

	2004	2005	2005	2005	Rolling
	Qtr 4	Qtr 1	Qtr 2	Qtr 3	4 Qtr
Earnings before income taxes	$14,461	11,361	16,041	18,100	59,963
Add/(deduct)
Interest expense	5,369	4,187	6,578	7,919	24,053
Depreciation and amortization	8,670	8,374	10,614	14,357	42,015
LIFO	1,307	577	828	(229)	2,483
Closed store lease costs	3,211	178	—	216	3,605
Asset impairments	853	458	2,089	1,772	5,172
Gains on sale of real estate	(2,173)	—	(541)	(556)	(3,270)
Subsequent cash payments on non-cash charges	(693)	(1,375)	(652)	(752)	(3,472)
Extinguishment of debt	7,204	—	—	—	7,204
Special charges	(1,715)	—	(1,296)	—	(3,011)

Total Consolidated EBITDA	$36,494	23,760	33,661	40,827	134,742

					Rolling
	Qtr 4	Qtr 1	Qtr 2	Qtr 3	4 Qtr
Consolidated EBITDA by Segment
Food Distribution	$20,643	17,450	23,835	32,569	94,497
Military	9,029	9,315	9,855	12,187	40,386
Retail	12,678	8,286	8,686	10,872	40,522
Unallocated Corporate Overhead	(5,856)	(11,291)	(8,715)	(14,801)	(40,663)

	$36,494	23,760	33,661	40,827	134,742

	2003	2004	2004	2004	Rolling
	Qtr 4	Qtr 1	Qtr 2	Qtr 3	4 Qtr
Earnings before income taxes	$20,572	7,757	(25,639)	22,620	25,310
Add/(deduct)
Interest expense	7,226	6,706	6,677	8,429	29,038
Depreciation and amortization	10,232	10,156	9,800	11,615	41,803
LIFO	(1,961)	392	783	1,043	257
Closed store lease costs	187	(129)	1,146	643	1,847
Asset impairments	591	—	—	—	591
Gains on sale of real estate	(338)	(82)	(14)	(3,317)	(3,751)
Subsequent cash payments on non-cash charges	(598)	(565)	(625)	(1,633)	(3,421)
Special charges	—	—	36,494	—	36,494
Curtailment of post retirement health care plan	(4,004)	—	—	—	(4,004)

Total Consolidated EBITDA	$31,907	24,235	28,622	39,400	124,164

					Rolling
	Qtr 4	Qtr 1	Qtr 2	Qtr 3	4 Qtr
Consolidated EBITDA by Segment
Food Distribution	$18,615	16,441	19,650	25,151	79,857
Military	8,992	8,579	8,988	11,340	37,899
Retail	9,851	6,743	7,414	14,515	38,523
Unallocated Corporate Overhead	(5,551)	(7,528)	(7,430)	(11,606)	(32,115)

	$31,907	24,235	28,622	39,400	124,164